Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129912, 333-133797, 333-147753, and 333-176421) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Share Option Plan and the 2011 Equity Incentive Plan of Cimpress N.V. of our report dated August 15, 2014 (except for Notes 9, 17 and 21 as to which the date is March 10, 2014), with respect to the consolidated financial statements of Cimpress N.V. (formerly known as Vistaprint N.V.), included in this Current Report on Form 8-K.
/s/  Ernst & Young LLP

Boston, Massachusetts
March 10, 2015